EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.0001 per share, of Homology Medicines, Inc. dated as of March 14, 2024 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

ADAR1 PARTNERS, LP

By:	/s/ Daniel Schneeberger
Name: Daniel Schneeberger
Title: Manager of ADAR1 Capital Management GP, LLC, the General Partner of ADAR1 Partners, LP

ADAR1 CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Schneeberger
Name: Daniel Schneeberger
Title: Manager of ADAR1 Capital Management, LLC

ADAR1 CAPITAL MANAGEMENT GP, LLC

By:	/s/ Daniel Schneeberger
Name: Daniel Schneeberger
Title: Manager of ADAR1 Capital Management GP, LLC

Daniel Schneeberger

By:	/s/ Daniel Schneeberger